LOAN AGREEMENT
(Bonus Shares)

THIS AGREEMENT dated for reference the 1st day of December, 2011 (the “Agreement”) is made

BETWEEN:

Anton J. Drescher
7547 Burris Street
Burnaby, BC V5E 1Z1

(the “Lender”);

AND:

USA VIDEO INTERACTIVE CORP.
#507, 837 West Hastings Street
Vancouver, BC V6C 3N6

(the “Company”).

WHEREAS the Company wishes to borrow and the Lender is willing to lend to the Company the aggregate principal amount of CAD$450,000 on the terms of this Agreement (the “Loan”).

NOW THEREFORE the parties agree as follows:

1.	Definitions

1.1	Where used in this Agreement, the following words and phrases have the following meanings:

(a)	“Acceptance Date” means the date upon which the Company receives written notification of the acceptance for filing of this Agreement and the Loan;

(b)	“Closing Date” means December 1, 2011 or such other date as may be mutually agreed between the Lender and the Company;

(c)

“Directed Selling Efforts” means “directed selling efforts” as defined under Rule 902(c) of Regulation S under the 1933 Act. Without limiting the foregoing, but for greater clarity in this Agreement, directed selling efforts include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Bonus Securities, Note and Warrants. Such market conditioning activity includes placing an advertisement in a publication "with a general circulation in the United States” that refers to the Bonus Securities, Note and Warrants. Such publication is defined as any publication that (i) is printed primarily for distribution in the United States, or has had, during the preceding twelve months, an average circulation in the United States of 15,000 or more copies per issue, and (ii) will encompass only the U.S. edition of any publication printing a separate U.S. edition if the publication, without considering its U.S. edition, would not constitute a publication with a general circulation in the United States;

(d)	“Exchange” means the TSX Venture Exchange, Inc.;

(e)	“Maturity Date” means the date that is one year from the Closing Date;

(f)	“Note” means the promissory note to be made by the Company to the Lender as evidence of the Loan in the form attached as Schedule A;

(g)

“Share Consolidation” means the proposed share consolidation to be presented to the shareholders of the Company at the annual and special meeting to be held on December 30, 2011, whereby the shareholders will be asked to approve a reverse stock split by consolidating all of the currently authorized share capital of 500,000,000 common shares without par value, of which 191,596,371 common shares are issued and outstanding, on a one new for fifteen old basis;

(h)

“U.S. Person” means “U.S. Person” as defined under Rule 902(k) of Regulation S under the 1933 Act. Without limiting the foregoing, but for greater clarity in this Agreement, a U.S. Person includes, subject to the exclusions set forth in Regulation S, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate or trust of which any executor, administrator or trustee is a U.S. Person, (iv) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States, and (v) any partnership or corporation organized or incorporated under the laws of any non-U.S. jurisdiction which is formed by a U.S. Person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by U.S. accredited investors (as defined in Rule 501(a) under Regulation D made under the 1933 Act) who are not natural persons, estates or trusts; and

(i)	“1933 Act” means the United States Securities Act of 1933, as amended.

2.	The Loan

2.1	Establishment of the Loan. The Lender agrees, on the terms and subject to the conditions set forth in this Agreement, to lend to the Company the maximum aggregate principal amount of the Loan.

2.2	Loan. The Lender agrees to advance the amount of the Loan on the Closing Date upon the satisfaction of the conditions precedent set out in subsection 2.10 of this Agreement.

2.3

Evidence of Indebtedness. Indebtedness of the Company to the Lender in respect of any advance of the Loan, or any portion of it, will be evidenced by the Note which the Company will provide to the Lender in the amount of the Loan on the Closing Date.

2.4

Use of Proceeds. The Company will use the proceeds of the Loan to pay outstanding liabilities, continue the Company’s development and marketing of its Media-Sentinel watermarking products and for general working capital.

2.5

Interest. The Company agrees to pay interest to the Lender on the amount of the Loan outstanding from time to time at a rate of 6% per annum, both before as well as after default. Interest will be calculated on an annual basis, not in advance, and will be payable on the Maturity Date.

2.6

Repayment. Subject to the other provisions of this Agreement, the Company will repay the Lender the Loan Indebtedness on the Maturity Date. All payments by the Company to the Lender shall be made to such account(s) as designated by the Lender to the Company in writing. If no such account has been designated at the time of a payment, such payment shall be made to the Lender via bank draft or cheque.

2.7

Prepayment. The Company will be entitled to prepay the Loan then outstanding plus any then accrued interest, in whole or in part, at any time prior to the Maturity Date, without any notice being given to the Holder and without any bonus or penalty being paid to the Holder. Any such prepayment will be applied to the amount of the Loan then owing.

2.8

Taxes. All payments to be made by the Company under this Agreement will be made without set-off or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any kind. If applicable, the Company will be entitled to deduct and withhold from each payment of interest, and to otherwise recover from the Lender, the full amount required to be deducted or withheld by the Company pursuant to the Income Tax Act (Canada).

2.9

Issuance of Bonus Securities. As further consideration for providing the Loan, the Company will issue to the Lender, on or before the fifth (5th) business day after the Acceptance Date, fully paid and non- assessable common shares of the Company, on a post-Share Consolidation basis (the “Bonus Securities”) having a value equal to 20% of amount of the Loan utilizing, for such calculation, a value of $0.15 per common share.

2.10

Conditions Precedent to Loan. The Lender’s obligation to advance the Loan is conditional on and subject to the satisfaction or waiver at the sole discretion of the Lender of the following conditions precedent on or before the Closing Date:

(a)	the delivery to the Lender of an executed copy of this Agreement; and

(b)	the representations and warranties of the Company under this Agreement being true and correct on the Closing Date.

2.11	Security. The Loan will be unsecured.

3.	Representations and Warranties and Covenants

3.1	Representations of the Company. The Company represents and warrants to the Lender that:

(a)

the Company and its subsidiaries are valid and subsisting corporations and in good standing under the laws of the State of Wyoming and, for the subsidiaries, their respective jurisdictions of incorporation;

(b)

the Company and its subsidiaries are duly registered or licensed to carry on business in the jurisdictions in which they are required to be so registered or licensed to carry on business or own property or assets and are carrying on their business and owning their property and assets, in all material aspects, in accordance with all applicable laws, regulations and other requirements, including environmental laws, regulations and requirements, and have not received any notice of a breach thereof which would have a material adverse effect on the Company, its subsidiaries or their business (taken as a whole) except where it is in good faith attempting to remedy such breach or contesting such notice;

(c)

this Agreement has been or will be at the Closing Date duly authorized by all necessary corporate action on the part of the Company, this Agreement constitutes a valid obligation of the Company legally binding upon it and enforceable in accordance with its terms subject to such limitations and prohibitions in applicable laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and interests of creditors generally;

(d)

the Company is a reporting issuer under the securities laws of British Columbia and Alberta and the Company is not in default in any material respect of any requirement of the applicable securities laws of such provinces;

(e)	the common shares of the Company are listed and posted for trading on the Exchange and the Company is not in default in any material respect of any requirement of the Exchange;

(f)

as of November 16, 2011 the authorized share structure of the Company consists of 500,000,000 shares of common stock, of which 191,596,371 common shares are issued and outstanding as fully paid and non assessable, and after completion of the Share Consolidation, will have an authorized share structure of 500,000,000 shares of common stock, of which 12,773,091 common shares will be issued and outstanding;

(g)

all financial statements, information circulars, press releases, material change reports and other documents filed by or on behalf of the Company within the past 12 months with the Exchange and any of the Canadian securities commissions (the “Disclosure Record”) were true and correct in all material respects and did not contain any misrepresentation (as defined in the Securities Act (British Columbia)) as at the respective dates of such filings and complies in all material respects with all applicable securities law;

(h)

except for as provided in the Disclosure Record, the Company is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to in the Disclosure Record as being beneficially owned by the Company, all agreements by which the Company holds an interest in a property, business or asset are in good standing according to their terms except as disclosed in the Disclosure Record or where any such default would not have a material adverse effect on such properties, business and assets, and there has not been any breach of the applicable laws of the jurisdictions in which such properties, business and assets are situated which would have a material adverse effect on such properties, business and assets;

(i)

the financial statements of the Company contained in the Disclosure Record, filed with any of the Canadian securities commissions have all been prepared in accordance with Canadian generally accepted accounting principles, accurately reflect the financial position and all known material liabilities (accrued, absolute, contingent or otherwise) of the Company in all material respects as of the date thereof, and no adverse material changes in the financial position of the Company have taken place since the date thereof other than has been subsequently disclosed in the Disclosure Record; and

(j)	the above representations, warranties, covenants and acknowledgements in this section will be true and correct both as of the execution of this Agreement and as of the Closing Date.

3.2	Representations and Warranties of the Lender. The Lender represents and warrants to the Company that:

(a)

if the Lender is a resident in any province or territory in Canada the Lender is an “accredited investor” (as defined in National Instrument 45-106 Prospectus and Registration Exemptions), by virtue of the fact that the Lender falls within one or more of the subparagraphs of the definition of “accredited investor” set out in the Canadian Accredited Investor Certificate attached as Schedule “B” and the Lender has completed the Canadian Accredited Investor Certificate, the Lender confirms the truth and accuracy of all statements in such schedule as of the date of this Agreement and the Closing Date, and the Lender was not created or used solely to hold securities as an Accredited Investor as described in paragraph (m) of the definition of “accredited investor”;

(b)

unless the Lender has completed and delivered the United States Accredited Investor Certificate attached as Schedule “C” hereto (in which case the Lender makes the representations, warranties and covenants therein and confirms the truth and accuracy of all statements in such schedule as of the date of this Agreement and as of the Closing Date):

(i)	the Lender is not a U.S. Person;

(ii)	the Note and the Bonus Securities were not offered to the Lender in the United States;

(iii)	this Agreement was delivered to, executed and delivered by, the Lender (or its authorized signatory) outside the United States;

(iv)	the Lender is not, and will not be, acquiring the Note or the Bonus Securities for the account or benefit of, any U.S. Person or person in the United States;

(v)	the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the 1933 Act;

(vi)

the Lender has no intention to distribute either directly or indirectly the Note or any of the Bonus Securities in the United States, except in compliance with the 1933 Act and applicable state securities laws;

(vii)

the Lender understands that neither Note nor the Bonus Securities have been registered under the 1933 Act or the securities laws of any state of the United States, that the Note and the Bonus Securities may not be offered or sold, directly or indirectly, in the United States except pursuant to registration under the 1933 Act and the securities laws of all applicable states or available exemptions therefrom, and the Company has no obligation or present intention of filing a registration statement under the 1933 Act in respect of any of the Note or the Bonus Securities; and

(viii)

the Lender will not acquire the Note or the Bonus Securities as a result of any form of Directed Selling Efforts, is unaware of any Directed Selling Efforts being made in connection with the Loan, and will not acquire the Note or the Bonus Securities as a result of any general solicitation or general advertising (as such terms are used under Rule 502(c) of Regulation D (as defined under the 1933 Act)), and the issue of the Note and the Bonus Securities was not accompanied by any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over radio, television or telecommunications, including electronic display and the Internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(c)	if the Lender is:

(i)

a corporation, the Lender is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and the Lender has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its covenants and obligations under the terms of this Agreement and the entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Lender or any agreement, written or oral, to which the Lender may be a party or by which the Lender is or may be bound;

(ii)

a partnership, syndicate or other form of unincorporated organization, the Lender has the necessary legal capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and the Lender has obtained all necessary approvals in respect thereof; or

(iii)

an individual, the Lender is of full age of majority and has the legal capacity and competence to enter into and to execute this Agreement and to observe and perform the covenants and obligations of the Lender hereunder;

(d)	this Agreement has been duly executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender enforceable against it;

(e)

if required by applicable securities laws, policy or order or by any securities commission, stock exchange or other regulatory authority, the Lender will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings and other documents with respect to the transactions contemplated by this Agreement as may be required;

(f)

the Lender acknowledges that the common shares of the Company are highly speculative in nature and the Lender has such sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Lender is able to bear the economic risk of loss of the Loan;

(g)

the Lender has been advised to consult its own legal advisors with respect to the applicable hold periods imposed in respect of the Note and the Bonus Securities by the applicable securities laws and confirm that no representation by the Company has been made respecting the hold periods applicable to the Note or the Bonus Securities and the Lender is solely responsible (and the Company is not responsible) for compliance with the applicable resale restrictions;

(h)

the Lender expressly consents to the collection, use and disclosure of Personal Information by the Exchange for such purposes described in Appendix 6B of Exchange Corporate Finance Manual or as otherwise may be identified by the Exchange, from time to time; and

(i)	the above representations, warranties, covenants and acknowledgements in this section will be true and correct both as of the execution of this Agreement and as of the Closing Date.

3.3	Covenants of the Borrower. In addition to the covenants elsewhere in this Agreement, the Company covenants and agrees with the Lender that, at all times during the term of this Agreement, it will:

(a)	pay the principal sum, interest and other monies required to be paid to the Lender pursuant to this Agreement in the manner set forth;

(b)	duly observe and perform each and every of its continuing covenants and agreements set forth in this Agreement;

(c)

use its commercially reasonable efforts to do all things necessary to maintain its existence as a legally valid and subsisting corporation and to carry out its business in a proper and efficient manner in like manner as prudent operators of similar businesses;

(d)

comply with all applicable laws and use its commercially reasonable efforts to do all things necessary to obtain, renew and maintain in good standing all permits and licences required for the operation of its business; and

(e)	use its commercially reasonable best efforts to maintain its listing on the Exchange for a period of two years from the Closing Date.

4.	Events of Default

4.1

Definition of Event of Default. Notwithstanding any other term of this Agreement, the Loan and the Note will immediately become due and payable without any demand or any notice of any kind to the Company, unless otherwise waived in writing by the Lender, upon the occurrence of any of the following events (each an “Event of Default”):

(a)	the Company defaults in any payment of principal or interest when due under this Agreement or the Note and such failure is not remedied within 10 calendar days after the applicable due date;

(b)	the Company commits or threatens to commit any act of bankruptcy or becomes insolvent; or

(c)	an order is made or a resolution is passed for the winding up of the Company.

4.2

Rights and Remedies of the Lender. Upon the occurrence of an Event of Default, the Lender may exercise any or all rights and remedies available to the Lender whether available under this Agreement or under any other document or instrument executed pursuant to this Agreement, and such right and remedies are cumulative and are in addition to and not in substitution for any rights or remedies available at law or in equity.

5.	General

5.1

Headings: The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement supplemental thereto and any exhibits attached hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to articles, sections and paragraphs are to articles, sections, subsections and paragraphs of this Agreement.

5.2	Number and Gender: Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

5.3

Severability: If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

5.4

Notices: All notices or other communications to be given hereunder shall be delivered by hand or by facsimile, and if delivered by hand, shall be deemed to have been given on the date of delivery or, if sent by facsimile, on the date of transmission if sent before 5:00 p.m. and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

Notices to the Company shall be addressed to:

USA Video Interactive Corp.
#507, 837 West Hastings Street
Vancouver, British Columbia V6C 3N6

Attention:	Corporate Secretary
Fax Number:	604.685.5777

Notices to the Lender shall be addressed to the address of the Lender set out on the face page hereof.

Either the Company or the Lender may change its address for service aforesaid by notice in writing to the other party hereto specifying its new address for service hereunder.

5.5

Further Assurances: Each party hereto shall from time to time at the request of the other party hereto do such further acts and execute and deliver such further instruments, deeds and documents as shall be reasonably required in order to fully perform and carry out the provisions of this Agreement. The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

5.6

Assignment: The Company will not be permitted to assign this Agreement, in whole or in part, without the prior written consent of the Lender. The Lender may assign (including by way of security) this Agreement, in whole or in part, with the prior written consent of the Company. This Agreement will be binding upon the heirs, executors and administrators of the Company and will enure for the benefit of the Lender and its heirs, executors and administrators.

5.7

Notification of Changes: The parties hereby covenant and agree to notify the other party upon the occurrence of any event prior to the Closing Date which would cause any party’s representations, warranties or covenants contained in this Agreement to be false or incorrect in any material respect.

5.8

Entire Agreement: The terms of this Agreement express and constitute the entire agreement between the parties hereto with respect to the subject matter hereof and no implied term or liability of any kind is created or shall arise by reason of anything in this Agreement.

5.9	Time of Essence: Time is of the essence of this Agreement.

5.10

Amendments: No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Company from any provision of this Agreement is effective unless it is in writing and signed by the Holder, and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

5.11

Survival: Notwithstanding any other provision of this Agreement, the representations, warranties, covenants and indemnities of or by the Company and the Lender contained herein or in any certificate, document or instrument delivered pursuant hereto shall survive the completion of the transactions contemplated by this Agreement.

5.12

Governing Law and Venue: This Agreement, any amendment, addendum, annex, exhibit, supplement or other document relating hereto, any dispute arising from or related hereto, and all related rights, duties and remedies shall be governed by and construed in accordance with the laws of the Province of British Columbia governing contracts made and to be performed wholly therein, and without reference to its principles governing the choice or conflict of laws. The parties hereto and their successors in interest irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia, sitting in the City of Vancouver, with respect to any dispute related to or arising from this Agreement.

5.13

Counterparts and Delivery: This Agreement may be executed in counterparts and delivered by facsimile or electronically, each of which when so executed or delivered will be, and be deemed to be, an original instrument and such counterparts together will constitute one and the same instrument (and notwithstanding their date of execution will be deemed to bear the date as of the date of this Agreement).

5.14

Regulatory Acceptance: Without limitation, this Agreement and the transactions contemplated hereby are conditional upon receipt by the Company of the acceptance for filing of this Agreement and the Loan by the Exchange on behalf of the Company.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

USA VIDEO INTERACTIVE CORP.

/s/ Rowland Perkins
Authorized Signatory

If the Lender is a corporation, partnership or other entity:	If the Lender is an Individual:

/s/ Anton (Tony) J. Drescher
Signature
Name of Entity
Anton (Tony) J. Drescher
Print or Type Name of Lender
Type of Entity

/s/ Heather J. Birosh
Signature of Person Signing	Witness of Signature

Heather J. Birosh
Print or Type Name and Title of Person Signing	Print or Type Name of Witness

SCHEDULE “A”

Promissory Note

THE NOTE REPRESENTED HEREBY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THIS NOTE MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE UNDER (C) OR (D) ABOVE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.

USA VIDEO INTERACTIVE CORP.

INTEREST BEARING PROMISSORY NOTE

Principal: $♦	December 1, 2011 (the “Effective Date”)
Interest Rate: 6%

FOR VALUE RECEIVED, USA Video Interactive Corp., of #507, 837 West Hastings Street, Vancouver, British Columbia V6C 3N6 (the “Company”), acknowledges itself indebted and unconditionally promises to pay to or to the order of, ♦, of ♦ (the “Holder”), the sum of ♦ ($♦) DOLLARS (the “Principal Amount”) together with interest thereon subject to the following terms and provisions:

1.	Security. The obligations owing to the Holder under this Promissory Note shall be unsecured.

2.

Maturity Date. Upon the terms and subject to the provisions hereof the Company shall pay to the Holder the Principal Amount, plus all accrued interest thereon which is then unpaid, on or before ♦, 2012 (the “Maturity Date”).

3.

Interest. Upon and subject to the provisions hereof, the Principal Amount shall bear interest from the Effective Date until repaid at a rate of interest equal to 6% per annum, both before and after maturity and before as well as after default and judgement. Interest will be calculated on an annual basis, not in advance, and will be payable on the Maturity Date.

4.

Prepayment. The Company will be entitled to prepay the Principal Amount plus any then accrued interest, in whole or in part, at any time prior to the Maturity Date, without any notice being given to the Holder and without any bonus or penalty being paid to the Holder.

5.

Application of Payments. Payments received for application to this Promissory Note will be applied, firstly, to the payment of any fees, expenses, costs and charges as provided for herein, secondly, to the payment of any interest due hereunder, and, thirdly, to the reduction of the Principal Amount due hereunder.

6.

Currency and Payment. Any money to be paid pursuant to this Promissory Note must be paid by bank draft, cheque or wire transfer of immediately available funds payable to the Holder, in lawful Canadian currency.

7.

Enforcement. The Company hereby waives any days of grace for payment of this Promissory Note, presentation, protest and notice of dishonour. If the Holder employs counsel for advice with respect to this Promissory Note, or any default hereunder, or to prepare or file any petition, suit, action, proceeding or other pleading or court process relating to this Promissory Note or any attempt to collect or enforce payment hereof against the Company or any other party then, and in each such event, all fees, costs, expenses and charges (including, without limitation, the fees and disbursements of legal counsel on a solicitor and own client basis) paid or incurred by the Holder will be an additional liability owning by the Company to the Holder hereunder.

8.

Non-Waiver. The extension of the time for making any payment which is due and payable under this Promissory Note, or the Holder’s failure or delay in exercising or enforcing any rights or remedies under this Promissory Note will not constitute a continuing waiver of the right of the Holder to enforce those rights and remedies in the future.

9.

Notices. Any notice to be made or given in connection with this Promissory Note will be in writing and will be personally delivered to the Company or the Holder or sent by facsimile, e- mail, or functionally equivalent electronic means, at or to any address, electronic address, or facsimile number, as the case may be, as the Company or the Holder may designate to the other in accordance with this provision.

10.

Amendments. No amendment, modification or waiver of any provision of this Promissory Note or consent to any departure by the Company from any provision of this Promissory Note is effective unless it is in writing and signed by the Holder, and then the amendment, modification, waiver or consent is effective only in the specific instance and for the specific purpose for which it is given.

11.

Governing Law. This Promissory Note will be governed by and construed in all respects in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province.

12.	Time of the Essence. Time will in all respects be of the essence of this Promissory Note.

13.

Assignment. The Company will not be permitted to assign this Promissory Note, in whole or in part, without the prior written consent of the Holder. The Holder may assign (including by way of security) this Promissory Note, in whole or in part, with the prior written consent of the Company. This Promissory Note will be binding upon the heirs, executors and administrators of the Company and will enure for the benefit of the Holder and its heirs, executors and administrators.

The Company has executed this Promissory Note as of the Effective Date.

USA VIDEO INTERACTIVE CORP.

By:
Authorized Signatory

By:
Authorized Signatory

SCHEDULE “B”

Canadian Accredited Investor Certificate

To:	USA Video Interactive Corp.

Capitalized terms used in this Schedule B and defined in the Agreement to which this Schedule B is attached have the meanings defined in the Agreement unless otherwise defined herein.

The Lender hereby represents, warrants and certifies to the Company that the Lender is an “accredited investor” as defined in subsection 1.1 of National Instrument 45-106. The Lender has indicated below the categories which the Lender satisfies in order to qualify as an “accredited investor” [initial or place a checkmark above the line to the left of each applicable item].

______	(a)	a Canadian financial institution, or an authorized foreign bank named in Schedule III of the Bank Act (Canada);

______	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

______	(c)

a subsidiary of any Person referred to in paragraphs (a) to (b), if the Person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

______	(d)

a Person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a Person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);

______	(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a Person referred to in paragraph (d);

______	(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada;

______	(g)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

______	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

______	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada;

______	(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000;

______	(k)

an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

______	(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000;

______	(m)	a Person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements;

______	(n)	an investment fund that distributes or has distributed its securities only to:

(i)	a Person that is or was an accredited investor at the time of the distribution;

(ii)	a Person that acquires or acquired securities in the circumstances referred to in sections 2.10 Minimum amount investment; or2.19 Additional investment in investment funds of NI 45-106; or

(iii)	a Person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 Investment fund reinvestment of NI 45-106;

______	(o)

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

______	(p)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully-managed account managed by the trust company or trust corporation, as the case may be;

______	(q)	a Person acting on behalf of a fully-managed account managed by that Person, if that Person:

(i)	is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction; and

(ii)	in Ontario, is purchasing a security that is not a security of an investment fund;

______	(r)

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

______	(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function;

______	(t)

a Person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are Persons that are accredited investors;

______	(u)	an investment fund that is advised by a Person registered as an adviser or a Person that is exempt from registration as an adviser; or

______	(v)	a Person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor.

The Lender undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to the Lender set forth herein which takes place prior to the Closing Date.

The Lender has executed this certificate as of the ______ day of ____________, 2011.

If a corporation, trust, partnership or other entity:	If an individual:

Name of Entity	Signature

Type of Entity	Name of Individual

Signature of Person Signing

Title of Person Signing

As used in this certificate, the following terms have the following meanings:

An issuer is an “affiliate” of another issuer if:

(a)	one of them is the subsidiary of the other, or

(b)	each of them is controlled by the same Person;

“Canadian financial institution” means:

(a)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or

(b)

a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“control person” has the meaning ascribed to that term in securities legislation except in Ontario, Québec and Nova Scotia where “control person” means any Person that holds or is one of a combination of Persons that holds:

(a)	a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer, or

(b)	more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer;

“eligibility adviser” means:

(a)	a Person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed; and

(b)

in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not:

(i)	have a professional business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons, and

(ii)

have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a Person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“financial assets” means cash, securities, or a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“foreign jurisdiction” means a country other than Canada or a political subdivision of a country other than Canada;

“fully-managed account” means an account of a client for which a Person makes the investment decisions if that Person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure and means a mutual fund or a non-redeemable investment fund;

“jurisdiction” means a province or territory of Canada except when used in the term foreign jurisdiction;

“local jurisdiction” means the jurisdiction in which the Canadian securities regulatory authority is situated;

“non-redeemable investment fund” has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure and means an issuer:

(a)	whose primary purpose is to invest money provided by its securityholders;

(b)	that does not invest;

(i)	for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund; or

(ii)	for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund; and

(c)	that is not a mutual fund;

“Person” includes an individual, a corporation, a partnership, trust, fund and an association, syndicate, organization or other organized group of Persons, whether incorporated or not; and an individual or other Person in that Person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“regulator” means, for the local jurisdiction, the Executive Director as defined under securities legislation of the local jurisdiction;

“related liabilities” means:

(a)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(b)	liabilities that are secured by financial assets;

“securities legislation” means securities legislation as such term is defined in National Instrument 14-101 Definitions;

“spouse” means, an individual who:

(a)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual;

(b)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender; or

(c)	in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta); and

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

Calculation of purchaser’s net assets: To calculate a purchaser’s net assets under paragraph (a) of the “Accredited Investor” definition, subtract the purchaser’s total liabilities from the purchaser’s total assets. The value attributed to assets should reasonably reflect their estimated fair value. Income tax should be considered a liability if the obligation to pay it is outstanding at the time of the trade.

SCHEDULE “C”

United States Accredited Investor Certificate

To:	USA Video Interactive Corp.

Capitalized terms used in this Schedule C and defined in the Agreement to which this Schedule C is attached have the meanings defined in the Agreement unless otherwise defined herein.

The Lender understands and agrees that neither the Note nor the Bonus Securities have been, nor will they be, registered under the 1933 Act, or applicable state securities laws, and the Note and the Bonus Securities are being issued by the Company in reliance upon the safe harbor exemption from 1933 Act registration requirements set forth in Rule 506 of Regulation D.

The Lender represents, warrants and covenants (which representations, warranties and covenants shall survive the Closing Date) to the Company (and acknowledges that the Company is relying thereon) on its own behalf that:

(a)

it is acquiring the Note and the Bonus Securities for its own account in a transaction in which the Lender is exercising sole investment discretion with respect to the Note and the Bonus Securities and the Note and the Bonus Securities are being acquired for investment purposes only and not with a view to resale or distribution or for the account or benefit of anyone other than the Lender. The Lender has no intention to distribute either directly or indirectly any of the Note or the Bonus Securities in the United States; provided, however, that this paragraph shall not restrict the Lender from selling or otherwise disposing of any of the Note or the Bonus Securities pursuant to registration thereof pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements;

(b)

the Lender is a U.S. Accredited Investor that satisfies one or more of the categories of U.S. Accredited Investor as indicated below (the Lender must initial on the appropriate line(s) must mark “S” beside the category applicable to the Lender):

______	Category 1.	A bank, as defined in Section 3(a)(2) of the 1933 Act, whether acting in its individual or fiduciary capacity; or

______	Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act, whether acting in its individual or fiduciary capacity; or

______	Category 3.	A broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended; or

______	Category 4.	An insurance company as defined in Section 2(a)(13) of the 1933 Act; or

______	Category 5.	An investment company registered under the United States Investment Company Act of 1940; or

______	Category 6.	A business development company as defined in Section 2(a)(48) of the United States Investment Company Act of 1940; or

______	Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the United States Small Business Investment Act of 1958; or

______	Category 8.

A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of U.S. $5,000,000; or

______	Category 9.

An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or an employee benefit plan with total assets in excess of U.S. $5,000,000 or, if a self-directed plan, with investment decisions made solely by Persons who are U.S. Accredited Investors; or

______	Category 10.	A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940; or

______	Category 11.

An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of U.S. $5,000,000; or

______	Category 12.

A trust, with total assets in excess of U.S. $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated Person as described in Rule 506(b)(2)(ii) under the 1933 Act which, without restricting the generality of the foregoing, but for clarity in this Agreement, means a Person who has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in these securities, or a revocable trust which does not satisfy the foregoing and which may be revoked or amended by its settlors (grantors), each of whom is an Accredited Investor under Category 14;

______	Category 13.	any director or executive officer of the Corporation; or

______	Category 14.

any natural Person (or an IRA (Individual Retirement Account) owned by such Person) whose individual net worth (when determining net worth, the value of the person’s primary residence must be excluded. The related amount of indebtedness secured by the primary residence up to its fair market value may also be excluded. Indebtedness secured by the residence in excess of the value of the home should be considered a liability and deducted from the investor’s net worth), or joint net worth with that Person’s spouse, at the time of his or her purchase exceeds U.S. $1,000,000; or

______	Category 15.

A natural Person (or an IRA (Individual Retirement Account) owned by such Person) who had an individual income in excess of U.S. $200,000 in each of the two most recent years or joint income with that Person’s spouse in excess of U.S. $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

______	Category 16.	An entity in which all of the equity owners are U.S. Accredited Investors.

(c)

the Lender understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state securities laws and regulations, the certificates representing the Note and the Bonus Securities, and all securities issued in exchange therefor or in substitution thereof, will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE UNDER (C) OR (D) ABOVE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

provided, that if the Note or the Bonus Securities are being sold under clause (B) above, at a time when the Company is a “foreign issuer” as defined in Rule 902 of Regulation S under the 1933 Act, the legend set forth above may be removed by providing a declaration to the Company and its registrar and transfer agent or such other evidence of exemption as the Company or its registrar and transfer agent may from time to time prescribe (which may include an opinion satisfactory to the Company and its registrar and transfer agent) in the event of a legislative change affecting Rule 904 of Regulation S, to the effect that the sale of the Note or the Bonus Securities is being made in compliance with Rule 904 of Regulation S under the 1933 Act; provided further, that if any of the Note or the Bonus Securities are being sold pursuant to Rule 144 of the 1933 Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the Company’s registrar and transfer agent of an opinion satisfactory to the Company and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the 1933 Act or state securities laws;

(d)

the Lender understands that neither the Note nor the Bonus Securities to be issued and delivered to the Lender hereunder have been or will be registered under the 1933 Act or under any state securities laws and, accordingly, the Note and the Bonus Securities are subject to restrictions on transferability and resale, and it agrees not to offer, sell or otherwise transfer any of the Note or the Bonus Securities except as permitted by paragraph (c) above and the legend included therein;

(e)

the Lender has had access to the Company’s public filings on the Internet at www.sedar.com, has had the opportunity to ask questions of and receive answers from the Company regarding the investment, and has received all the information regarding the Company that it has requested;

(f)

the Lender consents to the Company making a notation on its records or giving instruction to the registrar and transfer agent of the Company in order to implement the restrictions on transfer with respect to the Note and the Bonus Securities set forth and described herein;

(g)

the Lender understands and acknowledges that the Company has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Note or the Bonus Securities in the United States;

(h)

the office or other address of the Lender at which the Lender received and accepted the Note and the Bonus Securities is the address listed as the Lender’s residential or head office on the first page of the Agreement;

(i)

the Lender understands and agrees that there may be material tax consequences to the Lender of an acquisition, disposition or exercise, as applicable, of the Note and the Bonus Securities; the Company gives no opinion and makes no representation with respect to the tax status of the Company or the consequences to the Lender under United States, state, local or foreign tax law of the Lender’s acquisition or disposition or exercise, as applicable, of the Note and the Bonus Securities, including whether the Company will at any given time be deemed a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code;

(j)	the Lender understands and acknowledges that the Company is not obligated to remain a “foreign issuer” as defined in Rule 902 under the 1933 Act;

(k)

it understands that (i) the Company may be deemed to be an issuer that is, or that has been at any time previously, an issuer with no or nominal operations and no or nominal assets other than cash and cash equivalents (a “Shell Company”), (ii) if the Company is deemed to be, or to have been at any time previously, a Shell Company, Rule 144 under the 1933 Act may not be available for resales of the Note or the Bonus Securities, and (iii) the Company is not obligated to make Rule 144 under the 1933 Act available for resales of the Note or the Bonus Securities;

(l)

the Lender understands and agrees that the financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies;

(m)

the Lender will not acquire the Note or the Bonus Securities as a result of any form of general solicitation or general advertising (as such terms are used under Rule 502(c) of Regulation D), including any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(n)

the Lender acknowledges that the representations, warranties and covenants contained in this Schedule are made by it with the intent that they may be relied upon by the Company in determining its eligibility to issue the Lender the Note and the Bonus Securities. The Lender agrees that by accepting the Note and the Bonus Securities it shall be representing and warranting that the representations and warranties above are true as at the Closing Date with the same force and effect as if they had been made by it at the Closing Date and that they shall survive the acquisition by it of the Note and the Bonus Securities and shall continue in full force and effect notwithstanding any subsequent disposition by it of the Note and the Bonus Securities.

The Lender undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to the Lender set forth herein which takes place prior to the Closing Date.

The Lender has executed this certificate as of the ______ day of ____________, 2011.

If a corporation, trust, partnership or other entity:	If an individual:

Name of Entity	Signature

Type of Entity	Name of Individual

Signature of Person Signing

Title of Person Signing